NEWS RELEASE
NASDAQ Symbol: “STRS”
Stratus Properties Inc.	Financial and Media Contact:
212 Lavaca St., Suite 300	William H. Armstrong III
Austin, Texas 78701	(512) 478-5788

STRATUS PROPERTIES INC. REPORTS
SECOND-QUARTER AND SIX-MONTH 2013 RESULTS

HIGHLIGHTS

•
As of June 30, 2013, sales of 144 of the 159 condominium units at the W Austin Hotel & Residences project had closed for $164.5 million (an average of $1.1 million per unit), including 16 units for $23.8 million (an average of $1.5 million per unit) in second-quarter 2013, compared with 8 units for $4.5 million (an average of $0.6 million per unit) in second-quarter 2012. In July 2013, Stratus sold three additional units for $4.4 million and as of July 31, 2013, had two units under contract.

•
Lot sales totaled 13 lots for $4.1 million in second-quarter 2013, compared with six lots for $2.1 million in second-quarter 2012. In July 2013, Stratus sold two lots for $0.5 million and as of July 31, 2013, had 27 lots under contract.

•
Revenue per available room at the W Austin Hotel was $250 during second-quarter 2013 and $264 for the first six months of 2013, compared with $225 during second-quarter 2012 and $232 for the first six months of 2012.

•	ACL Live hosted 49 events during second-quarter 2013 and 96 events for the first six months of 2013, compared with 50 events during second-quarter 2012 and 99 events for the first six months of 2012.

•
Construction of the final two buildings at Parkside Village is expected to be completed in early 2014 and as of June 30, 2013, occupancy of the completed 77,641 square feet was 95 percent. Of the remaining buildings under development, the 7,500-square-foot building is fully pre-leased, and leasing activities are ongoing for the 4,500-square-foot building.

•	Total Stratus debt was $123.8 million at June 30, 2013, compared with $137.0 million at December 31, 2012.

SUMMARY FINANCIAL RESULTS

	Three Months Ended		Six Months Ended
	2013	2012	2013	2012
	(In Thousands, Except Per Share Amounts)
Revenues	$42,525	$19,369	$75,984	$46,869
Operating income (loss)	4,953	(1,666)	8,074	(821)
Income (loss) from continuing operations	2,967	(4,616)	4,798	(7,613)
Income from discontinued operations	—	—	—	4,805	[a]
Net income (loss)	2,967	(4,616)	4,798	(2,808)
Net income (loss) attributable to Stratus common stock	632	(3,558)	1,785	(1,855)

Diluted net income (loss) per share attributable to Stratus common stock:
Continuing operations	$0.08	$(0.44)	$0.22	$(0.85)
Discontinued operations	—	—	—	0.61	[a]
Diluted net income (loss) per share attributable to Stratus common stock	$0.08	$(0.44)	$0.22	$(0.24)
Diluted weighted average shares of common stock outstanding	8,131	8,095	8,133	7,836

a.	Includes the results of Stratus' two office buildings at 7500 Rialto Boulevard (including a gain on sale of $5.1 million, $0.67 per share), which Stratus sold in February 2012.

AUSTIN, TX, August 14, 2013 - Stratus Properties Inc. (NASDAQ: STRS) reported net income attributable to common stock of $0.6 million, $0.08 per share, for second-quarter 2013, compared with a net loss attributable to common stock of $3.6 million, $0.44 per share, for second-quarter 2012. For the first six months of 2013, Stratus reported net income attributable to common stock of $1.8 million, $0.22 per share, compared with a net loss attributable to common stock of $1.9 million, $0.24 per share, for the first six months of 2012. Results for the first six months of 2013 included a gain of $1.5 million associated with the sale of a 16-acre tract of land at Lantana and income of $1.8 million related to an insurance settlement resulting from claims associated with damage caused by the June 2011 balcony glass breakage incidents at the W Austin Hotel & Residences project. The results for the first six months of 2012 included a gain of $5.1 million associated with the sale of two office buildings at 7500 Rialto Boulevard (7500 Rialto) in February 2012.

William H. Armstrong III, Chairman of the Board, Chief Executive Officer and President of Stratus, stated, “The Austin real estate market is strong, and our assets are performing well. The W Austin Hotel & Residences project continues to exceed our expectations, with hotel operations reflecting increased occupancy and room rates. The W Residences are approximately 94 percent sold. Austin City Limits Live is building on its premier music industry reputation, and we are actively seeking to generate additional entertainment revenue through booking and sponsorship opportunities at ACL Live as well as through third-party booking and music promotion sponsorship sales. Our Parkside Village project is over 90 percent leased, and our development activities at Barton Creek, Meridian and Lakeway are progressing. We also are pursuing beneficial refinancing opportunities made possible by our business performance and the current interest rate environment.”

W Austin Hotel & Residences Project. Stratus completed development of the W Austin Hotel & Residences project in downtown Austin,Texas through a joint venture with Canyon-Johnson Urban Fund II, L.P., at a cost of approximately $300 million. Delivery of condominium units commenced in January 2011. As of July 31, 2013, sales of 147 of the 159 condominium units had closed for $168.8 million and two of the remaining 12 units were under contract.

Revenue per available room at the W Austin Hotel was $250 during second-quarter 2013 and $264 for the first six months of 2013, compared with $225 during second-quarter 2012 and $232 for the first six months of 2012. The 251-room hotel, which Stratus believes sets the standard for contemporary luxury in downtown Austin, is managed by Starwood Hotels & Resorts Worldwide, Inc.

The W Austin Hotel & Residences project also includes Austin City Limits Live at the Moody Theater (ACL Live), a live music and entertainment venue and production studio with a maximum capacity of approximately 3,000 people. In addition to hosting concerts and private events, the venue is the home of Austin City Limits, a television program showcasing popular music legends. ACL Live hosted 49 events during second-quarter 2013 and 96 events during the first six months of 2013, compared to 50 events during second-quarter 2012 and 99 events during the first six months of 2012. ACL Live currently has booked events through February 2014.

The project has 39,328 square feet of leasable office space, including 9,000 square feet for Stratus' corporate office. The project also includes approximately 18,362 square feet of leasable retail space, all of which is leased. As of June 30, 2013, occupancy was 64 percent for the office space and 86 percent for the retail space. A lease has been signed for an additional 20 percent of the office space and leasing activities for the remaining office space are ongoing.

Parkside Village Project. In May 2011, Stratus, through its joint venture Tract 107, L.L.C., secured a $13.7 million construction loan to finance the development of Parkside Village, an 89,641-square-foot retail project under development in the Circle C community in southwest Austin. The project consists of a 33,650-square-foot full-service movie theater and restaurant, a 13,890-square-foot medical clinic and five other retail buildings, including a 14,926-square-foot building, a 10,175-square-foot building, a 7,500-square-foot building, a 4,500-square-foot building and a stand-alone 5,000-square-foot building. Construction of the final two buildings is expected to be completed in early 2014 and as of June 30, 2013, occupancy of the completed 77,641 square feet was 95 percent. Of the remaining buildings under development, the 7,500-square-foot building is fully pre-leased, and leasing activities are ongoing for the 4,500-square-foot building. In connection with an extension of the maturity of the construction loan from May 31, 2013 to August 31, 2013, the loan amount was reduced to $11.0 million. Stratus is actively pursuing refinancing for this construction loan.

Lantana. Lantana is a partially developed, mixed-use real estate development project. In August 2012, Stratus completed the sale of eight of the remaining eleven undeveloped commercial tracts of land for $15.8 million. These tracts, which totaled approximately 154 acres, have entitlements for approximately 1.1 million square feet of office space. During March 2013, Stratus sold a 16-acre tract for $2.1 million, which had entitlements for approximately 70,000 square feet of office space. As of June 30, 2013, Stratus had entitlements for approximately 485,000 square feet of office and retail use on the remaining 29 acres. Regional utility and road infrastructure is in place with capacity to serve Lantana at full build-out permitted under Stratus' existing entitlements.

Financial Results. Stratus is continuing its high-priority development activities and is focused on maximizing long-term property values. Stratus' developed property sales included the following (dollars in thousands):

	Three Months Ended June 30,
	2013		2012
	Units/Lots	Revenues	Units/Lots	Revenues
W Austin Hotel & Residences
Condominium Units	16	$23,777	8	$4,525

Barton Creek
Calera:
Verano Drive	8	2,486	4	1,350
Calera Drive	3	680	—	—
Amarra Drive:
Phase I Lots	1	300	2	745
Phase II Lots	1	600	—	—

Total Residential	29	$27,843	14	$6,620

	Six Months Ended June 30,
	2013		2012
	Units/Lots	Revenues	Units/Lots	Revenues
W Austin Hotel & Residences
Condominium Units	26	$37,763	20	$17,176

Barton Creek
Calera:
Verano Drive	15	4,535	7	2,185
Calera Drive	4	898	1	240
Amarra:
Phase I Lots	1	300	2	745
Phase II Lots	1	600	—	—
Mirador Estate	1	405	1	375

Total Residential	48	$44,501	31	$20,721

The increase in developed units/lots sales revenues in the 2013 periods primarily resulted from an increase in the number of condominium units sold and higher average sales prices associated with larger units, as well as increased lot sales at Barton Creek.

As discussed above, during March 2013, Stratus sold a 16 acre tract at Lantana for $2.1 million, which had entitlements for approximately 70,000 square feet of office space.

Revenue from the Hotel segment totaled $9.9 million for second-quarter 2013 and $20.0 million for the first six months of 2013, compared with $8.7 million for second-quarter 2012 and $17.7 million for the first six months of 2012. Hotel revenues reflect revenues for the W Austin Hotel and primarily include revenues from room reservations and food and beverage sales. The increase in hotel revenues in second-quarter 2013 primarily reflects higher average room rates and food and beverage sales.

Revenue from the Entertainment segment totaled $3.4 million for second-quarter 2013 and $6.7 million for the first six months of 2013, compared with $2.9 million for second-quarter 2012 and $6.1 million for the first six months of 2012. Entertainment revenues include revenues for ACL Live and primarily includes ticket sales; sponsorships, personal seat license sales and suite sales; and sales of concessions and merchandise. The Entertainment segment also includes revenues and costs associated with events hosted at other venues, and the results of the Stageside Productions joint venture formed in October 2012.

Rental revenue from the Commercial Leasing segment totaled $1.4 million for second-quarter 2013 and $2.8 million for the first six months of 2013, compared with $1.2 million for second-quarter 2012 and $2.3 million for the first six months of 2012. The increase in rental revenue in the 2013 periods primarily reflects increased occupancy of the office and retail space at the W Austin Hotel & Residences project and the Parkside Village project.

Stratus is a diversified real estate company engaged in the acquisition, development, management, operation and/or sale of commercial, hotel, entertainment, multi- and single-family residential real estate properties, including the W Austin Hotel & Residences project, located primarily in the Austin, Texas area.
____________________________
CAUTIONARY STATEMENT. This press release contains forward-looking statements in which Stratus discusses certain of its expectations regarding future operational and financial performance. Forward-looking statements are all statements other than statements of historical facts, such as those statements regarding future events related to financing and regulatory matters, expectations regarding performance of financial obligations, anticipated development plans and sales of land, units and lots, projected timeframes for development, construction and completion of Stratus' projects, projected capital expenditures, liquidity and capital resources, anticipated results of Stratus' business strategy, and other plans and objectives of management for future operations and activities. The words “anticipates,” “may,” “can,” “plans,” “believes,” “estimates,” “expects,” “projects,” “intends,” “likely,” “will,” “should,” “to be” and any similar expressions and/or statements that are not historical facts are intended to identify those assertions as forward-looking statements.
Stratus cautions readers that forward-looking statements are not guarantees of future performance, and its actual results may differ materially from those anticipated, projected or assumed in the forward-looking statements. Important factors that can cause Stratus' actual results to differ materially from those anticipated in the forward-looking statements include, but are not limited to, changes in economic and business conditions, business opportunities that may be presented to and/or pursued by Stratus, the availability of financing, increases in interest rates, the termination of sales contracts or letters of intent due to, among other factors, the failure of one or more closing conditions or market changes, the failure to attract homebuilding customers for Stratus' developments or their failure to satisfy their purchase commitments, the failure of third parties to satisfy debt service obligations, the failure to complete agreements with strategic partners and/or appropriately manage relationships with strategic partners, a decrease in the demand for real estate in the Austin, Texas market, competition from other real estate developers, increases in operating costs, including real estate taxes and the cost of construction materials, changes in laws, regulations or the regulatory environment affecting the development of real estate and other factors described in more detail under “Risk Factors” in Item 1A. of Stratus' Annual Report on Form 10-K for the year ended December 31, 2012.
Investors are cautioned that many of the assumptions on which Stratus' forward-looking statements are based are likely to change after its forward-looking statements are made. Further, Stratus may make changes to its business plans that could or will affect its results. Stratus cautions investors that it does not intend to update its forward-looking statements more frequently than quarterly, notwithstanding any changes in its assumptions, changes in business plans, actual experience, or other changes, and Stratus undertakes no obligation to update any forward-looking statements.

A copy of this release is available on Stratus' website, www.stratusproperties.com.

# # #

STRATUS PROPERTIES INC.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS) (Unaudited)
(In Thousands, Except Per Share Amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2013	2012	2013		2012
Revenues:
Real estate	$28,043	$6,801	$46,905		$21,087
Hotel	9,816	8,607	19,895		17,624
Entertainment venue	3,424	2,832	6,632		6,103
Rental	1,242	1,129	2,552		2,055
Total revenues	42,525	19,369	75,984		46,869
Cost of sales:
Real estate	23,833	7,385	39,785		20,838
Hotel	7,538	6,781	14,812		13,432
Entertainment venue	2,979	2,317	5,435		4,794
Rental	685	529	1,347		1,015
Depreciation	2,308	2,166	4,538		4,283
Total cost of sales	37,343	19,178	65,917		44,362
Insurance settlement	(1,785)	—	(1,785)		—
General and administrative expenses	2,014	1,857	3,778		3,328
Total costs and expenses	37,572	21,035	67,910		47,690
Operating income (loss)	4,953	(1,666)	8,074		(821)
Interest expense, net	(2,008)	(2,967)	(4,307)		(6,608)
Other income, net	95	11	1,345	[a]	40
Income (loss) from continuing operations before income taxes and equity in unconsolidated affiliates' income	3,040	(4,622)	5,112		(7,389)
Equity in unconsolidated affiliates' income	149	147	111		75
Provision for income taxes	(222)	(141)	(425)		(299)
Income (loss) from continuing operations	2,967	(4,616)	4,798		(7,613)
Income from discontinued operations	—	—	—		4,805	[b]
Net income (loss) and total comprehensive income (loss)	2,967	(4,616)	4,798		(2,808)
Net (income) loss and total comprehensive (income) loss attributable to noncontrolling interest in subsidiaries	(2,335)	1,058	(3,013)		953
Net income (loss) and total comprehensive income (loss) attributable to Stratus common stock	$632	$(3,558)	$1,785		$(1,855)

Basic and diluted net income (loss) per share attributable to Stratus common stock:
Continuing operations	$0.08	$(0.44)	$0.22		$(0.85)
Discontinued operations	—	—	—		0.61	[b]
Basic and diluted net income (loss) per share attributable to Stratus common stock	$0.08	$(0.44)	$0.22		$(0.24)

Weighted-average shares of common stock outstanding:
Basic	8,099	8,095	8,102		7,836
Diluted	8,131	8,095	8,133		7,836

a.	Includes $0.7 million of interest collected in connection with a municipal utility district reimbursement and $0.5 million for a gain on recovery of land previously sold.

b.	Includes the results of 7500 Rialto (including a first-quarter 2012 gain on sale of $5.1 million, $0.67 per share), which Stratus sold in February 2012.

I

STRATUS PROPERTIES INC.
CONSOLIDATED BALANCE SHEETS (Unaudited)
(In Thousands)

	June 30, 2013		December 31, 2012
ASSETS
Cash and cash equivalents	$17,785	[a]	$12,784
Restricted cash	31,401		17,657
Real estate held for sale	29,318		60,244
Real estate under development	46,250		31,596
Land available for development	41,334		49,569
Real estate held for investment	185,302		189,331
Investment in unconsolidated affiliates	4,214		3,402
Other assets	13,590		14,545
Total assets	$369,194		$379,128

LIABILITIES AND EQUITY
Accounts payable	$29,251		$13,845
Accrued liabilities	6,312		8,605
Deposits	1,960		2,073
Debt	123,792		137,035
Other liabilities and deferred gain	9,053		8,675
Total liabilities	170,368		170,233

Commitments and contingencies

Equity:
Stratus stockholders' equity:
Common stock	91		90
Capital in excess of par value of common stock	203,480		203,298
Accumulated deficit	(61,524)		(63,309)
Common stock held in treasury	(19,114)		(18,392)
Total Stratus stockholders' equity	122,933		121,687
Noncontrolling interests in subsidiaries[b]	75,893		87,208
Total equity	198,826		208,895
Total liabilities and equity	$369,194		$379,128

a.	Includes $1.6 million available to Stratus, $1.2 million available to the Parkside Village project and $15.0 million available to the W Austin Hotel & Residences project.

b.	Primarily relates to Canyon-Johnson's interest in the W Austin Hotel & Residences project.

II

STRATUS PROPERTIES INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)
(In Thousands)

	Six Months Ended
	June 30,
	2013	2012
Cash flow from operating activities:
Net income (loss)	$4,798	$(2,808)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation	4,538	4,283
Cost of real estate sold	31,375	14,614
Gain on sale of 7500 Rialto	—	(5,146)
Stock-based compensation	157	109
Equity in unconsolidated affiliates' income	(111)	(75)
Deposits	(113)	12
Purchases and development of real estate properties	(8,728)	(6,571)
Recovery of land previously sold	(485)	—
Municipal utility districts reimbursement	208	—
Increase in other assets	(12,631)	(3,083)
Increase (decrease) in accounts payable, accrued liabilities and other	1,366	(3,775)
Net cash provided by (used in) operating activities	20,374	(2,440)

Cash flow from investing activities:
Capital expenditures:
Commercial leasing properties	(510)	(2,806)
Entertainment venue	(119)	(164)
Hotel	(3)	—
Proceeds from sale of 7500 Rialto	—	5,697
Investment in unconsolidated affiliates	(700)	(185)
Net cash (used in) provided by investing activities	(1,332)	2,542

Cash flow from financing activities:
Borrowings from credit facility	9,000	9,500
Payments on credit facility	(23,368)	(9,909)
Borrowings from project and term loans	1,568	9,019
Payments on project and term loans	(443)	(6,861)
Noncontrolling interests (distributions) contributions	(103)	341
Common stock issuance	—	4,817
Repurchase of treasury stock	(623)	—
Net payments for stock-based awards	(72)	(19)
Net cash (used in) provided by financing activities	(14,041)	6,888
Net increase in cash and cash equivalents	5,001	6,990
Cash and cash equivalents at beginning of year	12,784	8,085
Cash and cash equivalents at end of period	$17,785	$15,075

III

BUSINESS SEGMENTS
Stratus currently has four operating segments: Real Estate Operations, Hotel, Entertainment and Commercial Leasing.

The Real Estate Operations segment is comprised of Stratus’ real estate assets (developed, under development and available for development), which consists of its properties in the Barton Creek community, the Circle C community and Lantana, and the condominium units at the W Austin Hotel & Residences project.

The Hotel segment includes the W Austin Hotel located at the W Austin Hotel & Residences project.

The Entertainment segment includes ACL Live, a live music and entertainment venue and production studio at the W Austin Hotel & Residences project. In addition to hosting concerts and private events, this venue is the new home of Austin City Limits, a television program showcasing popular music legends. The Entertainment segment also includes revenues and costs associated with events hosted at other venues, and the results of the Stageside Productions joint venture formed in October 2012.

The Commercial Leasing segment includes the office and retail space at the W Austin Hotel & Residences project, a retail building and a bank building in Barton Creek Village, and 5700 Slaughter and the Parkside Village project in the Circle C community. In February 2012, Stratus sold the two office buildings at 7500 Rialto Boulevard (7500 Rialto). Accordingly, the operating results for 7500 Rialto are not included in the tables below (in thousands).

	Real Estate Operations[a]	Hotel	Entertainment	Commercial Leasing	Eliminations and Other[b]	Total
Three Months Ended June 30, 2013:
Revenues:
Unaffiliated customers	$28,043	$9,816	$3,424	$1,242	$—	$42,525
Intersegment	26	50	15	150	(241)	—
Cost of sales, excluding depreciation	23,861	7,532	3,000	705	(63)	35,035
Depreciation	59	1,558	310	418	(37)	2,308
Insurance settlement	(1,785)	—	—	—	—	(1,785)
General and administrative expenses	1,661	116	51	325	(139)	2,014
Operating income (loss)	$4,273	$660	$78	$(56)	$(2)	$4,953
Capital expenditures	$5,060	$2	$110	$450	$—	$5,622
Total assets at June 30, 2013	165,902	116,750	45,804	46,820	(6,082)	369,194

Three Months Ended June 30, 2012:
Revenues:
Unaffiliated customers	$6,801	$8,607	$2,832	$1,129	$—	$19,369
Intersegment	12	49	23	94	(178)	—
Cost of sales, excluding depreciation	7,407	6,781	2,344	544	(64)	17,012
Depreciation	73	1,445	306	378	(36)	2,166
General and administrative expenses	1,448	123	41	362	(117)	1,857
Operating (loss) income	$(2,115)	$307	$164	$(61)	$39	$(1,666)
Capital expenditures	$1,570	$—	$51	$567	$—	$2,188
Total assets at June 30, 2012	199,526	121,236	44,429	45,020	(7,595)	402,616

IV

	Real Estate Operations[a]	Hotel	Entertainment	Commercial Leasing	Eliminations and Other[b]	Total
Six Months Ended June 30, 2013:
Revenues:
Unaffiliated customers	$46,905	$19,895	$6,632	$2,552	$—	$75,984
Intersegment	40	132	23	281	(476)	—
Cost of sales, excluding depreciation	39,841	14,812	5,489	1,387	(150)	61,379
Depreciation	123	3,035	617	837	(74)	4,538
Insurance settlement	(1,785)	—	—	—	—	(1,785)
General and administrative expenses	3,164	190	74	627	(277)	3,778
Operating income (loss)	$5,602	$1,990	$475	$(18)	$25	$8,074
Capital expenditures	$8,728	$3	$119	$510	$—	$9,360

Six Months Ended June 30, 2012:
Revenues:
Unaffiliated customers	$21,087	$17,624	$6,103	$2,055	$—	$46,869
Intersegment	18	98	29	226	(371)	—
Cost of sales, excluding depreciation	20,883	13,432	4,844	1,041	(121)	40,079
Depreciation	150	2,890	610	704	(71)	4,283
General and administrative expenses	2,677	163	56	676	(244)	3,328
Operating (loss) income	$(2,605)	$1,237	$622	$(140)	$65	$(821)
Income from discontinued operations	$—	$—	$—	$4,805	$—	$4,805
Capital expenditures	6,571	—	164	2,806	—	9,541

a.	Includes sales commissions and other revenues together with related expenses.

b.	Includes eliminations of intersegment amounts, including the deferred development fee income between Stratus and the joint venture with Canyon-Johnson.

V